Exhibit 8.2

1111 Broadway, 24th Floor
Oakland, CA 94607-4036

Post Office Box 2047
Oakland, CA 94604-2047

Telephone: (510) 834-6600
Fax: (510) 834-1928
wturner@wendel.com

June 1, 2005

Vestin Fund III, LLC
8379 West Sunset Road
Las Vegas, NV 89113

Re:	FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN VESTIN FUND III, LLC

Ladies and Gentlemen:

     We have acted as tax counsel for Vestin Fund III, LLC, a Nevada limited liability company (the “Company”) in connection with the preparation of the prospectus (the “Prospectus”) for the Company to be filed with the Securities and Exchange Commission on or about June 1, 2005, pursuant to the Securities Act of 1933, as amended, (the “Act”) as part of Post-Effective Amendment No. 3 (the “Post-Effective Amendment”) to its Registration Statement on Form S-11 (the “Registration Statement”). This opinion as to certain material federal income tax aspects of an investment in the Company is being delivered at your request in connection with the disclosure requirements under the Act and will be filed as an exhibit to the Prospectus. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Post-Effective Amendment.

     In connection with our opinion, we have examined: (i) the Registration Statement and the Prospectus; (ii) the Second Amended and Restated Operating Agreement for the Company that is attached as an exhibit to the Prospectus (the “Operating Agreement”); (iii) the certificate of the Manager (the “Certificate”), dated as of the date hereof; and (iv) such other documents and records pertaining to the organization and operation of the Company as we have considered necessary or appropriate as a basis for the opinions set forth below. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

     As to any facts material to this opinion, we have relied solely upon: (i) the matters set forth in the Prospectus, (ii) the assumptions contained herein, and (iii) the factual representations and statements of the Manager, and its officers and representatives, including the facts set forth in the Certificate. We have not undertaken any independent investigation or verification as to any such factual matters.

Vestin Fund III, LLC June 1, 2005 Page 2	WENDEL, ROSEN, BLACK & DEAN LLP

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial and administrative authorities and interpretative rulings of the Internal Revenue Service (the “IRS”). As indicated in the substantive discussion which follows relative to the federal income tax consequences of an investment in the Company, as to certain issues, we are unable to express an opinion because of uncertainty in the law or for other reasons.

     Whenever a statement herein is qualified by the expressions “to our knowledge,” “we are not aware” or a similar phrase or expression with respect to our knowledge of matters of fact, it is intended to mean our knowledge is based upon the documents, instruments and certificates described above and the current actual knowledge of the attorneys in this firm who are presently involved in substantive legal representation of the Company (but not including any constructive or imputed notice of any information) and that we have not otherwise undertaken any independent investigation for the purpose of rendering this opinion.

     Our opinion is subject to the limitations, qualifications, exceptions and assumptions set forth herein. Our opinion is limited to the matters discussed below. We give no opinion with respect to other tax matters, whether federal, state or local, that may relate to an investment in the Company.

     No ruling will be requested from the IRS regarding any of the material federal income tax issues discussed below. Our opinion is not binding on the IRS and does not constitute a guarantee that the IRS will not successfully challenge a Member’s tax treatment of any aspect of any investment in the Company. We caution that our opinion is based on the federal income tax laws as they exist on the date hereof. It is possible that subsequent changes in the tax law could be enacted and applied retroactively to an investment in the Company and that such changes could result in a materially different result that the result described in this opinion.

     The opinions set forth below represent our conclusions based upon the documents reviewed by us, the facts and assumptions presented to us and stated herein. Any material amendments to such documents or changes in any significant fact or assumption stated herein or in the Certificate could affect the opinions expressed herein.

     We are of the opinion that:

     (a) The Company will be classified as a partnership rather than as an association taxable as a corporation for federal income tax purposes.

     (b) The Company will not be classified as a “publicly traded partnership” for federal income tax purposes.

     In addition, unless otherwise expressly indicated, the discussion set forth below under the heading “Other Federal Income Tax Consequences” and in the Prospectus under the heading “Federal Income Tax Consequences” concerning other federal income tax matters constitutes our

Vestin Fund III, LLC June 1, 2005 Page 3	WENDEL, ROSEN, BLACK & DEAN LLP

opinion as to the material federal income tax consequences of an investment in the Company by a Member.

1.	THE COMPANY WILL BE CLASSIFIED AS A PARTNERSHIP

     As discussed in greater detail below, a limited liability company generally is not subject to federal income tax if it is classified as a partnership for federal income tax purposes, but rather each member is required to report on such member’s federal income tax return the member’s distributive share of the taxable income or loss of the Company for each year. Historically (i.e., prior to 1997), one of the more significant issues which had to be addressed in connection with a discussion of the material federal income tax consequences relative to a limited liability company formed to take advantage of the favorable tax treatment afforded to partnerships was whether such entity may be classified as an association taxable as a corporation for income tax purposes under the entity classification system that existed at that time. However, under

     Regulations promulgated in December 1996 (the so-called “Check-the-Box” Regulations), a domestic limited liability company with more than one member will be classified as a partnership for federal income tax purposes unless it makes an election to be classified as an association taxable as a corporation. See Regulation Section 301.7701-3(b)(3)(ii).

     The Company is a domestic limited liability company and if the minimum offering of Units described in the Prospectus is completed will have more than one member. The Manager has represented that it will not cause the Company to make an election to be classified as an association taxable as a corporation. Based on the foregoing and subject to the discussion which follows regarding the tax treatment of publicly traded partnerships, it is our opinion that that the

     Company will be classified as a partnership for federal income tax purposes.

     In light of the foregoing opinion, as the context requires in the discussion which follows: (i) the use of the term “partnership” will be construed to refer also to a limited liability company classified as a partnership for federal income tax purposes (e.g., the Company); (ii) the use of the term “partner” will be construed to refer also to a member of a limited liability company (e.g., a Member of the Company); and (iii) “partnership interest” or “interest in the partnership” or similar terms will be construed to refer also to the interest of a member in a limited liability company (e.g., the interest of a Member in the Company).

2.	THE COMPANY WILL NOT BE CLASSIFIED AS A PUBLICLY TRADED PARTNERSHIP

     Section 7704 of the Code treats “publicly traded partnerships” as corporations for federal income tax purposes. Section 7704(b) of the Code defines the term “publicly traded partnerships” as any partnership (including a limited liability company classified as a partnership for federal income tax purposes) if the interests in such partnership are: (i) readily traded on an established securities market; or (ii) readily tradable on a secondary market or the substantial equivalent thereof.

Vestin Fund III, LLC June 1, 2005 Page 4	WENDEL, ROSEN, BLACK & DEAN LLP

     In June 1988, the IRS issued Notice 88-75 which sets forth comprehensive guidance concerning the application of Section 7704 prior to the adoption of final Regulations under Section 7704. Notice 88-75 primarily addresses the issue of when partnership interests will be considered to be readily tradable on a secondary market or the substantial equivalent thereof under Section 7704(b). In November, 1995, the IRS issued final Regulations under Section 7704 (the “Final PTP Regulations”). See Regulation Section 1.7704-1. The Final PTP Regulations generally retain the conceptual framework of Notice 88-75, but contain a number of modifications. The Final PTP Regulations are generally effective for taxable years beginning after December 31, 1995.

     The Final PTP Regulations provide that an established securities market includes: (i) a national securities exchange registered under the Securities Exchange Act of 1934; (ii) a national securities exchange exempt from registration because of the limited volume of transactions; (iii) a foreign securities exchange; (iv) a regional or local exchange; and (v) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise (i.e., an over-the-counter market). See Final PTP Regulations Section 1.7704-1(b).

     As indicated above, the primary focus of the Final PTP Regulations (and Notice 88-75) is on determining when partnership interests will be treated as “readily tradable on a secondary market or the substantial equivalent thereof.” The Final PTP Regulations provide a number of safe harbors relative to this determination. Included as a safe harbor in the Final PTP Regulations is a safe harbor described under the heading “Lack of Actual Trading” (the “Lack of Actual Trading Safe Harbor”). The Lack of Actual Trade Safe Harbor provides that interests in a partnership will not be considered readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Section 7704(b) of the Code if the sum of the percentage interests in partnership capital or profits that are sold or otherwise disposed of during the taxable year does not exceed 2% of the total interests in partnership capital or profits (the “Two Percent Safe Harbor”).

     As noted, certain transfers are disregarded for purposes of determining whether the Two Percent Safe Harbor is met under the Final PTP Regulations. For purposes of this safe harbor, the transfers which are disregarded include, but are not limited to: (i) transfers between family members, transfers at death, (ii) transfers in which the basis is determined under Section 732 of the Code, (iii) interests issued by the partnership for cash, property or services, and (iv) interests in the partnership which are redeemed pursuant to the “Redemption and Repurchase Safe Harbor” discussed below.

     The Final PTP Regulations contain a safe harbor for redemption and repurchase agreements (the “Redemption and Repurchase Safe Harbor”). This safe harbor provides that the transfer of an interest in a partnership pursuant to a “redemption or repurchase agreement” is disregarded for purposes of determining whether interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof certain requirements are met. The Final PTP Regulations provide that a redemption or repurchase agreement means a plan of

Vestin Fund III, LLC June 1, 2005 Page 5	WENDEL, ROSEN, BLACK & DEAN LLP

redemption or repurchase maintained by a partnership whereby the partners may tender their interests in the partnership for purchase by the partnership, another partner or certain persons related to another partner. See Section 1.7704-1(e)(3) of the Final Regulations.

     The requirements which must be met in order to disregard transfers made pursuant to a redemption or repurchase agreement are: (i) the redemption agreement requires that the redemption cannot occur until at least 60 calendar days after the partner notifies the partnership in writing of the partner’s intention to exercise the redemption right; (ii) the redemption agreement requires that the redemption price not be established until at least 60 days after receipt of such notification by the partnership (or the price is established not more than 4 times during the partnership’s taxable year); and (iii) the sum of the percentage interests in partnership capital and profits represented by partnership interests that are transferred (other than in transfers otherwise disregarded, as described above) during the taxable year of the partnership, does not exceed 10% of the total interests in partnership capital or profits. See Section 1.7704-1(f) of the Final PTP Regulations.

     The Operating Agreement provides that, subject to certain limitations, a Member may withdraw or partially withdraw from the Company in exchange for a payment up to the amount of his or her capital account. The amount of the capital accounts of the Members for this purpose will be established based on the determination by the Manager as of the end of each calendar quarter (a “Quarterly Valuation Date”) of the fair market value of all of the assets and liabilities of Company and the adjustment of the capital accounts of the Members to reflect any adjustments in the fair market value of the Company’s assets or liabilities. These provisions of the Operating Agreement constitute a redemption or repurchase agreement within the meaning of the Final PTP Regulations.

     The limitations on a Member’s right to withdraw his capital account set forth in the Operating Agreement include, without limitation: (i) a requirement that the withdrawal will not be made until at least 61 days after written notice of withdrawal is delivered to the Manager; (ii) the amount distributed to the withdrawing Member will be a sum equal to such Member’s capital account (or 90% of such capital account) as of the date of such distribution (adjusted to reflect any adjustment in the fair market value of the Company’s assets and liabilities as of the most recent Quarterly Valuation Date prior to the distribution); and (iii) in no event will the Manager permit the withdrawal during any calendar year of more than 10% of the outstanding Member Units. In our opinion, these limitations should satisfy the requirements of the Final PTP Regulations set forth above.

     The Operating Agreement provides that no transfer or assignment of a Member’s interest in the Company may be made, if the Manager determines that such transfer or assignment would result in the Company being classified as a publicly traded partnership within the meaning of Section 7704(b) of the Code. To prevent such classification, the Operating Agreement provides that (i) the Company will not register Units or permit any other persons to register Units for trading on an established securities market within the meaning of Section 7704(b); (ii) the Manager will prohibit any transfer of Units which would cause the sum of percentage interests in

Vestin Fund III, LLC June 1, 2005 Page 6	WENDEL, ROSEN, BLACK & DEAN LLP

Company capital or profits represented by Company interests that are transferred during any taxable year of the Company to exceed the limitation under the Two Percent Safe Harbor under the Final PTP Regulations (excluding for this purpose transfers which may be disregarded pursuant to the safe harbor); and (iii) the Manager will not permit during any fiscal year of the Company any withdrawal of Units except in compliance with the provisions of the Operating Agreement.

     Based upon the provisions of the Operating Agreement and the representations of the Manager set forth in the Certificate, we are of the opinion that:

          (i) interests in the Company will not be traded on an established securities market within the meaning of Section 7704 of the Code;

          (ii) the operation of the Company with regard to the withdrawal by Members will qualify for the Redemption and Repurchase Safe Harbor;

          (iii) the operation of the Company with regard to the transfer of Units by Members will qualify for the Two Percent Safe Harbor;

          (iv) based on the opinions rendered in clauses (ii) and (iii) of this paragraph, interests in the Company will not be considered as readily tradable on a secondary market or the substantial equivalent thereof; and

          (v) based on the opinions rendered in clauses (i) through (iv) of this paragraph, the Company will not be classified as a publicly traded partnership for purposes of Section 7704 of the Code.

     It should be noted that a partnership which is classified as a publicly traded partnership under Section 7704 of the Code will not be treated as a corporation for federal income tax purposes if 90% or more of its gross income is “qualifying income.” Section 7704(c) of the Code defines the term “qualifying income” for this purpose to include, among other “passive-type” items, interest, dividends, real property rents, and gains from the sale of real property, but excludes interest derived in the conduct of a financial business. If a publicly traded partnership is not taxed as a corporation because it meets the qualifying income test, the passive loss rules discussed below are applied separately to the partnership, and a tax-exempt partner’s share of the partnership’s gross income may be treated as income from an unrelated trade or business under the unrelated trade or business taxable income rules discussed below.

     It is not clear whether the Company would satisfy the “qualifying income” test of Section 7704(c). (As noted, this inquiry would be relevant only if it were determined that the Company should be classified as a publicly traded partnership, and it is our opinion that the Company should not be classified as a publicly traded partnership.) It is anticipated that more than 90% of the Company’s income will be of the passive-type included in the definition of “qualifying income” contained in Section 7704(c). However, Company’s interest income will not constitute “qualifying income” if it is deemed to be derived in the conduct of a financial business, and the

Vestin Fund III, LLC June 1, 2005 Page 7	WENDEL, ROSEN, BLACK & DEAN LLP

Code and related Regulations do not provide any criteria for making the determination of whether a taxpayer is engaged in the conduct of a financial business for this purpose. In the absence of such criteria, we are unable to give an opinion as to whether the Company’s mortgage lending activities will cause it to be deemed to be engaged in the conduct of a financial business. It is anticipated that the Company will derive more than 10% of its income from its mortgage lending activities. Consequently, if the Company were classified as a publicly traded partnership and considered to be conducting a financial business, the Company would be treated as a corporation for federal income tax purposes.

3.	OTHER FEDERAL INCOME TAX CONSEQUENCES

     GENERAL PRINCIPLES OF PARTNERSHIP TAXATION

     A partnership generally is not subject to any federal income taxes. The Company will file, for federal income tax purposes, partnership information returns reporting its operations on the accrual basis for each taxable year. The taxable year of the Company will be the calendar year. The Company will provide Members with income tax information relevant to the Company and their own income tax returns, including each Member’s share of the Company’s taxable income or loss, if any, capital gain or loss (net short-term and net long-term) and other tax items for the Company’s taxable year.

     Each Member that is not exempt from federal income tax will be required to report on his own income tax return the Member’s share of the Company’s items of income, gain, loss, deduction and credit. Accordingly, a Member will be subject to tax on his distributive share of the Company’s taxable income whether or not any cash distribution is made to the Member. Because the Company will originate mortgage investments that may be subject to the “original issue discount” rules (see “Original Issue Discount Rules” below), it is possible that a Member’s taxable income from the Company will exceed any cash distributed to the Member by the Company with respect to a particular year. It is anticipated that substantially all of the income generated by the Company will be taxed as ordinary income for federal income tax purposes.

     DETERMINATION OF BASIS IN UNITS

     In general, a Member will not be taxed on Company distributions unless such distributions exceed the Member’s adjusted basis in his Units. A Member’s adjusted basis in his Units is the amount originally paid for such interest increased by (i) his proportionate share of Company indebtedness with respect to which no partner is personally liable, (ii) his proportionate share of the Company’s taxable income, and (iii) any additional contributions to the Company’s capital by such Member, and decreased by (x) his proportionate share of losses of the Company, (y) the amount of cash, and fair value of noncash, distributions to such Member, and (z) any decreases in his share of any nonrecourse liabilities of the Company. Any increase in nonrecourse liabilities of the Company is treated as a cash contribution and a decrease in nonrecourse liabilities is treated as a cash distribution, even though the Member contributes or receives no cash, respectively. Distributions in excess of such basis generally will be treated as gain from the sale or exchange of a Member’s interest in the Company.

Vestin Fund III, LLC June 1, 2005 Page 8	WENDEL, ROSEN, BLACK & DEAN LLP

     ALLOCATIONS OF PROFITS AND LOSSES

     The Members will receive allocations of the Company’s profits and losses and cash distributions in the manner described in Article 7 of the Operating Agreement. Allocations of profits and losses under a partnership agreement will be recognized as long as they have “substantial economic effect” under the Regulations promulgated under Section 704(b) of the Code. In general, the Regulations provide that an allocation contained in a partnership agreement will be respected if it satisfies the requirements of one of three tests: (i) it has “substantial economic effect” (the “substantial economic effect test”); (ii) it is in accordance with the partners’ interest in the partnership (determined by taking into account all facts and circumstances) (the “partners’ interest in the partnership test”); or (iii) it is “deemed” to be in accordance with the partners’ interest in the partnership.

     The substantial economic effect test is a substantially objective test which effectively creates a safe harbor for compliance with the requirements of Section 704(b). However, in order to comply strictly with the requirements of that test, it would be necessary to include in the Operating Agreement a lengthy, intricate and complex set of provisions which may have little practical significance based on the Company’s anticipated operations. As a result, and based also on the fact that a principal thrust of the Regulations under Section 704(b) is to prevent losses from being allocated for tax purposes to partners who do not bear the economic risk of loss associated with such allocations and that it is not anticipated that the operation of the Company and the allocation provisions of the Operating Agreement will ever produce a situation in which a Member will be allocated losses in excess of the economic losses actually borne by such Member, the Manager has decided not to include these complex provisions in the Operating Agreement and to rely instead on the partners’ interest in the partnership test as the basis for justifying the allocations under the Operating Agreement.

     The allocations contained in the Operating Agreement are generally intended to match, insofar as practicable, the allocation of profits for tax purposes with the economic benefit of cash distributions among the Members and the allocation of losses with the related economic burden borne by the respective Members. In general, a Member’s interest in profits, losses and cash distributions are proportionate to his capital account (which are divided into “units”). The Agreement also provides that if the value of any of the Company’s underlying assets is adjusted for capital account purposes, subsequent allocations of profits and losses with respect to such asset will, solely for income tax purposes, take account of any variation between the adjusted basis of that asset for federal income tax purposes and its value.

     Generally, a partnership intending to establish the validity of its allocations by using the substantial economic effect test (as opposed to partners’ interest in the partnership test) is required to maintain capital accounts for its partners in accordance with certain economic, tax and accounting criteria set forth in the Regulations, and the allocation of profits and losses and cash distributions generally must be proportionate to such capital accounts.

     Since the Company intends to use the partners’ interest in the partnership test and not the substantial economic effect test to establish the validity of its allocations under Section 704(b),

Vestin Fund III, LLC June 1, 2005 Page 9	WENDEL, ROSEN, BLACK & DEAN LLP

technically, the capital account rules contained in the Treasury Regulations will not be applicable. Nevertheless, the Operating Agreement incorporates many of the concepts of the capital account rules from the Treasury Regulations, and the economic interest of the Members will at all times be established with reference to their capital accounts.

     The Company will admit new investors on a regular basis, and each new investor’s interest in the fund will be based on the amount of his capital account relative to the value of the capital accounts of the other Members. In addition, existing Members may from time to time avail themselves of the opportunity to have their interests in the fund (measured by their capital accounts) redeemed pursuant to the redemption agreement contained in the Operating Agreement. In order to mitigate any economic or tax distortions that could result from the failure to revalue the Company’s assets and liabilities in connection with the sale of units to new investors and the redemption of units from existing investors, the Manager will adjust the value of our assets and liabilities as of each Quarterly Valuation Date to reflect the fair market value of such assets and liabilities, and the capital accounts of the Members will be adjusted to reflect any such adjustments in the value of our assets and liabilities. Following such adjustments, all allocations of profits and losses will, solely for federal income tax purposes, take account of the variation between the adjusted basis of our assets for federal income tax purposes and the value of such assets in the manner specified under Code Section 704(c) and the Treasury Regulations thereunder.

     The capital account rules contained in the Treasury Regulations under Section 704(b) of the Internal Revenue Code provide that capital accounts should be adjusted in connection with the admission of new partners and the redemption of existing partners to reflect any changes in the fair market value of the assets of the partnership as of the time of such admissions and redemptions. The Regulations further provide that the fair market value assigned to revalued property of a partnership for such purposes will be regarded as correct if it is reasonably agreed to among the partners in arm’s-length negotiations and if the partners have sufficient adverse interest.

     Since the Company intends to rely on the partners’ interest in the partnership test and not the substantial economic effect test to establish the validity of its allocations under Section 704(b), these capital account adjustment rules will not apply to the Company. However, we believe that the concept of revaluing the Company’s assets and liabilities for capital account purposes on a quarterly basis to reflect changes in the fair market of the Company’s assets and liabilities is a reasonable, arm’s length methodology for establishing the basis of pricing an interest in the fund from time to time. We also believe that the allocation of our profits and losses for tax purposes in proportion to the Members’ capital accounts as so adjusted (subject to the requirement discussed above that such allocations will take into account any variation between the adjusted tax basis of the Company’s assets and the value of such assets in accordance with the concepts of Section 704(c) of the Code) will reflect the economic interests of the members. Consequently, we believe that such allocations will be substantially in accordance with the partners’ interests in the partnership within the meaning of this test for establishing the validity of allocations. However, the tax rules applicable to determining the validity of allocations of

Vestin Fund III, LLC June 1, 2005 Page 10	WENDEL, ROSEN, BLACK & DEAN LLP

items of taxable income and loss are complex, and ultimately, the determination of whether allocations adopted by us will be accepted by the IRS will turn upon facts that will occur in the future and that cannot be predicted with certainty. If the allocations are not accepted, Members may be required to adjust the amount of taxable income or taxable loss reported with respect to their units and adjust their tax liabilities for such year accordingly. In addition, in such event it may be necessary for Members to file amended tax returns.

     TAXABLE INCOME WITHOUT CASH DISTRIBUTION

     Members will be required to report their allocable shares of the taxable income of Company on their individual tax returns irrespective of whether they receive any cash distributions from the Company.

     In the event any lender acquires any of Company’s income producing real properties through foreclosure, Company would be treated as having sold the property to the lender for the amount of the loan secured by the property. This could generate taxable gain to Members but no cash distribution with which to pay any associated tax liabilities.

     LIMITATIONS ON THE DEDUCTION OF LOSSES

     It is not anticipated that the Company will incur net losses for income tax purposes in any taxable year. However, if the Company were to incur losses in any year, the ability of a Member to deduct such losses would be subject to the potential application of the limitations discussed below.

          (i) The Basis Limitation

     Section 704(d) of the Code provides that a partner’s share of partnership losses is allowed as a deduction only to the extent of his adjusted basis in his partnership interest at the end of the year in which the losses occur. Losses disallowed under Section 704(d) may be carried forward indefinitely until adequate basis is available to permit their deduction. Due to this limitation, a Member in the Company will be precluded from deducting losses in excess of his adjusted basis in his Units.

          (ii) The At Risk Limitation

     Under Section 465 of the Code, a taxpayer (other than a widely-held corporation) may not deduct losses incurred in certain business activities, including the lending activities contemplated by the partnership, in an amount exceeding the aggregate amount the taxpayer is “at risk” in that activity at the close of his taxable year. The effect of these rules generally is to limit the availability of partnership tax losses as offsets against other taxable income of a partner to an amount equal to such partner’s adjusted basis in his partnership interest excluding any portion of adjusted basis attributable to partnership nonrecourse indebtedness. In addition, the at risk amount does not include contributions by a partner to the extent the partner used the proceeds of a nonrecourse borrowing to make such contributions.

Vestin Fund III, LLC June 1, 2005 Page 11	WENDEL, ROSEN, BLACK & DEAN LLP

          (iii) The Passive Loss Rules

     Section 469 of the Code limits the deductibility of losses from “passive activities” for individuals, estates, trusts and certain closely-held corporations. A passive activity includes an activity which involves the conduct of a trade or business in which the taxpayer does not materially participate. Generally, losses from passive activities are only allowed to offset income from passive activities and will not be allowed to offset “portfolio” income, trade or business income or other nonpassive income such as wages or salaries. Suspended losses and credits attributable to passive activities are carried forward and treated as deductions and credits from passive activities in the next year. Suspended losses (but not credits) from a passive activity are allowed in full when the taxpayer disposes of his entire interest in the passive activity in a taxable transaction.

     The Regulations under Section 469 provide that in certain situations, net income, but not net loss from a passive activity (or a portion thereof) is treated as nonpassive. See Regulation Section 1.469-2T(f). One of the items covered by this Regulation is net income from an “equity-financed lending activity.” An equity-financed lending activity is defined as an activity that involves a trade or business of lending money, if the average outstanding balance of liabilities incurred in the activity for the taxable year does not exceed 80% of the average outstanding balance of the interest-bearing assets held in the activity for such year.

     Based on the manner in which it is anticipated that the Company will conduct its operations, at no time will the average outstanding balance of Company liabilities exceed 80% of the average outstanding balance of the Company’s interest earning assets. Consequently, if the Company is deemed to be engaged in the trade or business of lending money, such business will constitute an equity-financed lending activity, and income of the Company which arises from that trade or business and would otherwise be considered income from a passive activity will generally be recharacterized as nonpassive income, even though the net losses of the Company or loss on the sale of a Unit will be treated as passive activity losses. If the Company is not considered engaged in a trade or business of lending money, then income and loss from Company’s mortgage lending activities, will be considered portfolio income and loss. In either event, a Member will not be permitted to offset passive losses from other activities against his share of that portion of the income of the Company.

     There are no cases or revenue rulings dealing with the question of establishing the criteria for determining whether an entity (other than a bank) is engaged in the ordinary conduct of a trade or business of lending money for purposes of Section 469. Presumably, this determination would be dependent, at least in part, on the facts and circumstances surrounding the Company’s operations, including the number of loans made during any particular year. Due to this uncertainty, we cannot give an opinion as to whether the Company will be considered to be engaged in an equity-based lending activity for this purpose.

     Under Section 67(a) of the Code, most miscellaneous itemized deductions are deductible by an individual taxpayer only to the extent that, in the aggregate, they exceed 2% of the taxpayer’s adjusted gross income; and are subject to additional limitations for certain high-

Vestin Fund III, LLC June 1, 2005 Page 12	WENDEL, ROSEN, BLACK & DEAN LLP

income taxpayers. Deductions from a trade or business are not subject to these limitations. A Member’s allocable share of the expenses of the Company will be considered miscellaneous itemized deductions subject to this 2% limitation only if the Company is not considered to be in the trade or business of lending money.

     DEPRECIATION

     The cost of the improvements on any income producing real properties the Company acquires for investment may be recovered through depreciation deductions over a specified period of years. In the case of residential rental property the recovery period is 27.5 years. In the case of nonresidential real property, the recovery period is 39 years. From time to time the Company may also acquire equity or leasehold interests in real property by foreclosure. If Company holds any such properties for investment, Company will also be entitled to recover the cost of any improvements on such properties through depreciation deductions. Depreciation deductions are not available with respect to any real property held primarily for sale.

     SALE OF REAL ESTATE ASSETS

     Upon the sale of any commercial real property, Company will recognize gain or loss measured by the difference between the amount realized by Company in the sale transaction and its adjusted basis in the property sold. If Company is not considered a “dealer” with respect to its commercial real property holdings, gain or loss recognized on a sale of its commercial real properties will be taxable under Section 1231 of the Code. A Member’s share of the gains or losses resulting from the sale of such properties would generally be combined with any other Section 1231 gains or losses recognized by such member that year from other sources, and any net Section 1231 gain would generally be treated as long-term capital gain. The amount of taxable gain allocated to you may exceed the cash proceeds a member receives with respect to such sale, particularly if the property in question is leveraged at the time of sale.

     PROPERTY HELD PRIMARILY FOR SALE TO CUSTOMERS

     Company has been organized for the purpose of conducting two discrete activities: (i) engaging in the business of mortgage investing and/or mortgage lending, and (ii) acquiring, developing and managing commercial real estate for investment and rental purposes. If Company were at any time deemed for tax purposes to be a “dealer” in real property, any gain recognized upon a sale of such real property would be taxable as ordinary income, rather than as capital gain, and would constitute unrelated business taxable income to members who are tax-exempt entities. For this purpose, the term “dealer” means a person who holds real estate primarily for sale to customers in the ordinary course of business.

     The determination of whether property is held for sale to customers in the ordinary course of business is based on all the surrounding facts and circumstances. Company intends to acquire commercial real estate for investment and rental and to engage only in the business of owing and operating such property. Such properties will be sold only if the Manager determines that such a sale is consistent with Company’s investment objectives.

Vestin Fund III, LLC June 1, 2005 Page 13	WENDEL, ROSEN, BLACK & DEAN LLP

     The facts and circumstances that are relevant to a determination of whether a person is a dealer with respect to real property include the number, frequency, regularity and nature of dispositions of real estate by such person and the activities of the person in facilitating dispositions. The determination is factually specific and must be made separately with respect to each sale or disposition of any property. If Company were to dispose of a number of its real estate holdings in a relatively short period of time in a series of separate transactions, or after only a brief holding period, this would increase the risk of a potential characterization of Company as a dealer. If Company were classified as a dealer, gain from the sale or other disposition of its real estate holdings would be taxed at higher ordinary income rates rather than as capital gains. Such gain would also be classified as unrelated business taxable income.

     Since the determination of whether Company will be classified as a dealer is dependent upon facts that will not be known until any of our properties are sold or held for sale, we are not able to render an opinion as to whether Company will be considered to hold any of our real estate assets primarily for sale to customers in the ordinary course of business.

     COMPUTATION OF GAIN OR LOSS ON SALE OR REDEMPTION OF UNITS

     Gain or loss on the sale by a Member of his Units (including a redemption by the Company) will be measured by the difference between the amount realized (i.e., the amount of cash and the fair market value of property received), including his share of Company nonrecourse liabilities and his adjusted basis in such Units.

     CHARACTER OF GAIN OR LOSS

     Generally, gain recognized by a Member on the sale of Units which have been held over 12 months will be taxable as long-term capital gain, except for that portion of the gain allocable to “substantially appreciated inventory items” and “unrealized receivables,” as those terms are defined in Section 751 of the Code, which would be treated as ordinary income. The definition of these terms will not be considered here beyond noting that the Company may have “unrealized receivables” arising from the ordinary income component of “market discount bonds.” In addition, if the Company holds property as a result of foreclosure which is unsold at the time a Member sells his Units, or holds an investment in a mortgage loan that is classified as an equity interest, the amount of ordinary income that would result if the Company were to sell such property is generally an “unrealized receivable.”

     In general, following the recent enactment of the Jobs Growth Tax Relief Reconciliation Act of 2003 (the “2003 Tax Act”) for noncorporate taxpayers in taxable years ending after May 6, 2003, long-term capital gain for capital assets held longer than 12 months is subject to a maximum rate of 15% (5% for individuals in the 10% or 15% tax brackets). The amount of ordinary income against which a noncorporate taxpayer may deduct a capital loss is the lower of $3,000 (or in the case of a married taxpayer filing a separate return $1,500) or the excess of such losses of the taxpayer over the taxpayer’s capital gain.

Vestin Fund III, LLC June 1, 2005 Page 14	WENDEL, ROSEN, BLACK & DEAN LLP

     TAX RATES ON A MEMBER’S SHARE OF ORDINARY INCOME FROM THE COMPANY

     A taxpayer’s tax liability with respect to an investment in the Company will depend upon his individual tax bracket. Currently, there are six tax brackets for individuals, and the projected rates for the six brackets for calendar year 2005 are: (i) 10% for the first bracket (on taxable income not over $14,600 in the case of married taxpayers filing joint returns), (ii) 15% for the second bracket (on taxable income from $14,600 to $59,400), (iii) 25% for the third bracket (on taxable income from $59,400 to $119,950), (iv) 28% for the fourth bracket (on taxable income from $119,950 to $182,800), (v) 35% for the fifth bracket (on taxable income from $182,800 to $326,450), and (vi) 35% for the sixth bracket (on taxable income over $326,450).

     DISTRIBUTIONS AND DEEMED DISTRIBUTIONS

     Distributions to Members may take the form of either actual cash distributions or so-called “deemed distributions.” A deemed distribution is treated as a cash distribution and can result from a Member’s decision to participate in the Company’s distribution reinvestment plan. Under the terms of the Operating Agreement, a Member who elects to participate in the distribution reinvestment plan will be deemed to have received a distribution of the amount being reinvested and to have recontributed an equivalent amount to the Company.

     The Operating Agreement also provides that a deemed distribution and equivalent recontribution will result if the Manager determines to reinvest any of the Company’s net proceeds from capital transactions in new mortgage loans. Capital transactions for this purpose are defined in the Operating Agreement to include payments of principal, foreclosures and prepayments of mortgage loans, and any other disposition of a mortgage loan or property. For this purpose, a disposition of a mortgage loan is deemed to occur if any “significant modifications” to the debt instrument are made within the meaning of Section 1001 of the Code and the Regulations thereunder.

     Distributions to a Member, including the deemed distributions described above, generally do not generate taxable income unless and to the extent the amount of any such distribution exceeds the Member’s basis in his Units. Since each of the deemed distributions described above will be matched by a deemed recontribution of an equivalent amount, these transactions will have no net impact on a Member’s basis in his Units and should not cause subsequent deemed distributions to be taxable.

     CAPITAL SHIFTS UNDER REDEMPTION AGREEMENT

     Company’s Operating Agreement contains a redemption plan under which Members may tender their Units for purchase by Company under certain circumstances once the Units have been held for at least one year. Redemptions occurring pursuant to this plan prior to the time that a Member has held his units for at least 2 years are subject to purchase at a discount of 10% of the value of the capital account attributable to the units being redeemed. In the case of a discount redemption, the amount constituting the difference between the value of the capital account

Vestin Fund III, LLC June 1, 2005 Page 15	WENDEL, ROSEN, BLACK & DEAN LLP

attributable to the Units being redeemed and the redemption price will be allocated on a pro rata basis among the remaining Members, and their capital accounts will be adjusted accordingly. Each of the remaining Members will realize an economic benefit from any such shift in capital that occurs as a result of a discount redemption and may have to include in his taxable income for such year an amount equal to his pro rata share of any such capital shift.

     INVESTMENT INTEREST

     Section 163(d) of the Code, applicable to noncorporate taxpayers and S corporation shareholders, places a limitation upon the deductibility of interest incurred on loans made to acquire or carry property held for investment. Property held for investment includes all investments held for the production of taxable income or gain, but does not include trade or business property or interest incurred to construct such property. In general, investment interest is deductible by noncorporate taxpayers and S corporation shareholders only to the extent it does not exceed net investment income for the taxable year.

     Net investment income is the excess of investment income over the sum of investment expenses. Interest expense of the Company and interest expense incurred by Members to acquire Units will not be treated as investment interest to the extent attributable to a passive activity of the Company. However, that portion of interest expense allocable to portfolio investments is subject to the investment interest limitations.

     Interest attributable to debt incurred by a Member in order to purchase or carry Units may constitute “investment interest” subject to the deductibility limitations of Code Section 163(d). Therefore, Members should consider the effect of investment interest limitations on using debt financing for their purchase of Units.

     TAX TREATMENT OF TAX-EXEMPT ENTITIES

     Sections 511 through 514 of the Code impose a tax on the “unrelated business taxable income” of organizations otherwise exempt from tax under Section 501(a) of the Code. Entities subject to the unrelated business income tax include qualified employee benefit plans, such as pension and profit-sharing plans, Keogh or HR-10 plans (“Qualified Plans”), and individual retirement accounts (“IRAs”). Other charitable and tax-exempt organizations are also generally subject to the unrelated business income tax. Such organization, Qualified Plan or IRA is sometimes referred to herein as a “Tax-Exempt Entity.” Interest income and rents from real property are generally not subject to this tax unless it constitutes “debt-financed income.”

     Unrelated business taxable income includes gross income, reduced by certain deductions and modifications, derived from any trade or business regularly carried on by a partnership of which the Tax-Exempt Entity is a partner where the partnership is a publicly traded partnership (see the discussion set forth above concerning the classification of the Company as a partnership for federal income tax purposes) or which is an unrelated trade or business with respect to the Tax-Exempt Entity. Among the items generally excluded from unrelated business taxable income are (i) interest and dividend income; (ii) rents from real property (other than debt-

Vestin Fund III, LLC June 1, 2005 Page 16	WENDEL, ROSEN, BLACK & DEAN LLP

financed property or property from which participating rentals are derived); and (iii) gains on the sale, exchange or other disposition of assets held for investment.

     In general, the receipt of unrelated business taxable income by a Tax-Exempt Entity has no effect on such entity’s tax-exempt status or on the exemption from tax of its other income. However, in certain circumstances, the continual receipt of unrelated business taxable income may cause certain Tax-Exempt Entities to lose their exemption. Moreover, for certain types of Tax-Exempt Entities, the receipt of any unrelated business income taxable may cause all income of the entity to be subject to tax. For example, for charitable remainder trusts, the receipt of any taxable income from an unrelated trade or business during a taxable year will result in the taxation of all of the trust’s income from all sources for such year.

     The Company intends to borrow money to acquire or make mortgage loans, acquire income producing real properties, operate and develop for resale properties on which Company has foreclosed and for other general business purposes. Subject to the exception described below that may be available to certain Tax Exempt Entities, including Qualified Plans (but not IRAs) with respect to the indebtedness the Company incurs in connection with the acquisition of real property acquired for investment, any taxable income attributable to such borrowing, including net interest income from mortgage investments, net rental income from property acquired as a result of foreclosure and gain from the sale of property acquired through foreclosure will be subject to characterization as debt-financed income and, therefore, as unrelated business taxable income.

     Company’s total indebtedness from all sources of borrowing will not exceed 70% of the fair market value of Company’s total assets if such indebtedness is secured by Company’s outstanding mortgage loans or assets in general and Company’s indebtedness secured by any individual real property will not exceed 85% of the fair market value of such property. Subject to the exception discussed in the next paragraph, any taxable income attributable to such borrowing, including net interest income from mortgage investments, net rental income from income producing real properties purchased (or acquired as a result of foreclosure) and gain from the sale of any of our real properties will be subject to classification as unrelated business taxable income.

     In the case of a Qualified Plan (but not an IRA), an exemption from the debt-financed income rules may be available with respect to that portion of Company’s debt-financed income that is attributable to its rental real properties. Section 514(c)(9) provides that debt with respect to real property will not be taken into account for this purpose if the following requirements are met: (i) the purchase price of the property or improvement is a fixed amount determined as of the date of the acquisition or the completion of the improvement; (ii) neither the amount of the debt nor the amount of interest on the debt nor the time for making payment may depend in whole or in part on the revenue, income or profits derived from such property, (iii) the property may not be leased back to the seller or certain parties who are related to the seller; (iv) the property may not be acquired from certain parties who are considered affiliates or related parties with respect to the Fund; and (v) no financing with respect to the property may be provided by the seller or

Vestin Fund III, LLC June 1, 2005 Page 17	WENDEL, ROSEN, BLACK & DEAN LLP

certain persons related to the seller. Company anticipates that substantially all acquisition indebtedness that Company may incur in connection with its rental real properties will satisfy the foregoing requirements. As a result, a Qualified Plan (but not IRA) investor should not be subject to tax under the debt-financed unrelated business taxable income rules with respect to that portion of its distributive share of our income that is attributable to any such indebtedness.

     Except as described in the preceding three paragraphs, the Manager intends to invest Company assets in such a manner that tax-exempt Members will not derive unrelated business taxable income or unrelated debt-financed income with respect to their interests in the Company. However, as discussed in the section of this letter under the heading “Property Held for Sale to Customers” sales of Company real property, including any real property acquired through foreclosure, might also produce additional unrelated business taxable income if Company were characterized as a “dealer” with respect to that property. Moreover, mortgage loans invested in or funded by the Company which permit the Company to participate in the appreciation value of the properties may be recharacterized by the IRS as an equity interest and such recharacterization could result in unrelated debt-financed income. There can be no assurance that the IRS will agree that the Company’s other income is not subject to tax under the unrelated business income and unrelated debt-financed income tax provisions.

     If a Qualified Plan’s (defined below) income from the Company constitutes unrelated business taxable income, such income is subject to tax only to the extent that its unrelated business taxable income from all sources exceeds $1,000 for the taxable year.

     In considering an investment in the Company of a portion of the assets of a qualified employee benefit plan and an individual retirement account (“Qualified Plan”), a fiduciary should consider (i) whether the investment is in accordance with the documents and instruments governing the plan; (ii) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of the Employee Retirement Income Security Act of 1974 (“ERISA”); (iii) whether the investment is prudent considering, among other matters, that there will not be a market created in which the investment can be sold or otherwise disposed of; and (iv) whether the investment would cause the IRS to impose an excise tax under Section 4975 of the Code. An investment in the Company of the assets of an individual retirement account generally will not be subject to the aforementioned diversification and prudence requirements of ERISA unless the individual retirement account also is treated under Section 3(2) of ERISA as part of an employee pension benefit plan which is established or maintained by an employer, employee organization, or both.

     TAX SHELTER REGISTRATION

     Code Section 6111 requires that “tax shelters” register with the IRS and that the tax shelter registration number assigned by the IRS be included on the return of any investor who claims any deduction, credit, or other tax benefit associated with the investment. Under Treasury Regulations promulgated under Section 6111, a “tax shelter” is defined as an investment in connection with which an investor can reasonably infer from the representations made that the “tax shelter ratio” may be greater than 2-to-1 as of the close of any of the first five years ending

Vestin Fund III, LLC June 1, 2005 Page 18	WENDEL, ROSEN, BLACK & DEAN LLP

after the date in which the investment is offered for sale. The “tax shelter ratio” is generally determined by dividing the investor’s share of the aggregate deductions derived from the investment, determined without reference to income, by the amount of the investor’s capital contributions.

     Company plans to leverage its commercial real property acquisitions in such a way that the share of aggregate depreciation and other deductions attributable to its real estate activities allocable to each Member may exceed two hundred percent (200%) of such Member’s capital contributions. This means it can reasonably be inferred that Company’s tax shelter ratio may exceed 2-to-1. Accordingly, Company will be considered a “tax shelter” for this purpose, and will register as such with the IRS. The IRS will assign a Tax Shelter Registration Number and Taxpayer Identification Number to the Company. Each Member will be advised of the Tax Shelter Registration Number after Company receives it. Each Member must report the Tax Shelter Registration Number as well as Company’s Taxpayer Identification Number to the IRS by attaching Form 8271 to any tax return on which such Member claims his or her share of any deduction, loss, credit, or other tax benefit or report any income from such Member’s investment in Units.

     COMPANY TAX RETURNS AND AUDITS

     The Company’s income tax returns will be prepared by the Manager. Generally, all Members are required to report Company items on their individual returns consistent with the treatment of such items on the Company’s information return. However, a Member may report an item inconsistently if he files a statement with the IRS identifying the inconsistency. Otherwise, additional tax necessary to make the partner’s treatment of the item consistent with the Company’s treatment of the item may be summarily assessed without a notice of deficiency or an opportunity to protest the additional tax in the Tax Court being afforded to the partner. Penalties for intentional disregard of the consistency requirements may also be assessed.

     The Company’s returns may be audited by the IRS. Tax audits and adjustments are made at the Company level in one unified proceeding, the results of which are binding on all Members. A Member may, however, protest the additional tax by paying the full amount thereof and suing for a refund in either the U.S. Claims Court or a U.S. District Court.

     A Company must designate a “tax matters partner” to represent the Company in dealing with the IRS. The Manager will serve as the “tax matters partner” to act on behalf of the Company and the Members with respect to “Company items,” to deal with the IRS and to initiate any appropriate administrative or judicial actions to contest any proposed adjustments at the Company level. Members with less than a 1% interest in the Company will not receive notice from the IRS of these Company administrative proceedings unless they form a group with other Members which group has an aggregate interest of 5% or more in the Company, and request such notice. However, all Members have the right to participate in the administrative proceedings at the Company level. Members will be notified of adjustments to their distributive shares agreed to at the Company level by the “tax matters partner.”

Vestin Fund III, LLC June 1, 2005 Page 19	WENDEL, ROSEN, BLACK & DEAN LLP

     If the Company’s return is audited and adjustments are proposed by the IRS, the “tax matters partner” may cause the Company to contest any adverse determination as to Company status or other matters, and the result of any such contest cannot be predicted. Moreover, Members should be aware that any such contest would result in additional expenses to the Company, and that the costs incurred in connection with such an audit and any ensuing administrative proceedings will be the responsibility of the Company and may adversely affect the profitability, if any, of Company operations. To the extent that funds of the Company are insufficient to meet such expenses, funds may have to be furnished by Members, although they will be under no obligation to do so. Adjustments, if any, resulting from any audit may require each Member to file an amended tax return, and possibly may result in an audit of the Member’s own return. Any audit of a Member’s return could result in adjustments of non-Company items as well as Company income and losses.

     The Company will endeavor to provide all required tax information to the Members within 60 days after the close of each calendar year.

     ORIGINAL ISSUE DISCOUNT RULES

     The original issue discount rules of Section 1271 through 1275 of the Code will apply to obligations to the Company by third parties, i.e., mortgage loans and obligations issued by the Company, if any. The original issue discount rules will result in the Company realizing as interest income from a mortgage loan the amount that economically accrues under the loan during the course of the year (using compound interest concepts) even where a lesser amount is actually paid or accrued under the terms of the mortgage loan. Identical concepts will be used for determining the Company’s interest deduction on its obligations, if any.

     MARKET DISCOUNT

     The Company may purchase mortgage investments for an amount substantially less than the remaining principal balance of such mortgage investments. In such circumstances, each monthly payment which the Company receives from a mortgagor will consist of interest at the stated rate for the investment in a mortgage loan and a principal payment. If the Company purchases an investment in a mortgage loan at a discount, for federal income tax purposes the principal portion of each monthly payment will constitute (1) the return of a portion of the Company’s investment in the investment in a mortgage loan and (2) the payment of a portion of the market discount for the investment in a mortgage loan. The amount of each monthly payment attributable to market discount will be recognized by the Company as ordinary income and the amount of each monthly payment representing the return of the Company’s investment will not constitute taxable income to the Company. Accrued market discount will also be treated as ordinary income on the sale of an investment in a mortgage loan.

     NO SECTION 754 ELECTION — IMPACT ON SUBSEQUENT PURCHASERS

     Section 754 of the Code permits a partnership to elect to adjust the basis of its property in the case of a transfer of an interest in the partnership. The effect of such an election would be

Vestin Fund III, LLC June 1, 2005 Page 20	WENDEL, ROSEN, BLACK & DEAN LLP

that, with respect to the transferee partner only, the basis of partnership property would either be increased or decreased by the difference between the transferee’s basis for his partnership interest and his proportionate share of the partnership’s basis for all partnership property.

     The Manager has advised us that due to the accounting difficulties which would be involved, it will not cause the Company to make an election pursuant to Section 754 of the Code (a “754 Election”), although it is empowered to do so by the Operating Agreement. Accordingly, the share of depreciation deductions, if any, and gain or loss upon the sale of any Company assets allocable to a subsequent purchaser of a Share will be determined by the Company’s tax basis in such assets which will not have been adjusted to reflect such purchaser’s purchase price for his Share (as would have been possible had the Company made a 754 Election.) This treatment might not be attractive to prospective purchasers of Units, and consequently, a Member might have difficulty in selling these Units or might be forced to sell at a price lower than the price that might have been obtained had such an election been made.

     TAXATION OF MORTGAGE LOAN INTEREST

     Mortgage loans invested in or purchased by the Company may, in certain situations, be structured to permit the Company to participate in the appreciation in the value of the properties to which such mortgage loans relate or in the cash flow generated by the operation of such properties by the borrowers. The Manager anticipates that the Company will report for tax purposes all earnings attributable to mortgage loans as interest income. In each case the determination of whether the Company will be treated for tax purposes as a creditor or as a partner or other equity participant will depend on an analysis of the facts and circumstances of the specific mortgage loan. Consequently, we cannot render an opinion as to the tax consequences of any of these prospective transactions, and there is no assurance that the IRS will not successfully recharacterize a mortgage loan as an equity interest. If a mortgage loan is recharacterized as an equity interest, the Company would be required to recognize an allocable share of the income, gain, loss, deductions, credits and tax preference items attributable to the property to which the mortgage loan relates. Recharacterization of a loan as an equity interest also could result in the receipt of unrelated business taxable income for certain tax-exempt Members.

     TREATMENT OF COMPENSATION TO MANAGER AND ITS AFFILIATES

     All expenses related to this Offering will be advanced by the Manager. The Company will reimburse the Manager for such expenses not to exceed 2% of the total proceeds received under this Offering. At the Manager’s election, it may waive reimbursement of all or a portion of the expenses related to this Offering, and the Manager’s capital account will be credited with the amount waived. In addition, the Company will pay the Manger and its affiliates certain fees and expenses for services relating to the conduct of the Company’s business, including: (i) up to 2.5% of the total proceeds received under this Offering as an acquisition and advisory fee in connection with the acquisition of real property, (ii) a dealer manager fee to Manager equal to 2% of the funds raised in the offering through the sale of Units by selected dealers, (iii) a commission of 7.5% of any funds raised by Manager through the sale of Units, (iv) an

Vestin Fund III, LLC June 1, 2005 Page 21	WENDEL, ROSEN, BLACK & DEAN LLP

administrative fees of up to 3% of proceeds from the resale of foreclosed property, (v) a property management fee equal to the lesser of (1) in the case of residential property, 5% of the gross revenues of such property, (2) in the case of industrial and commercial property, 6% of gross revenues where the services provided by Manager includes leasing, re-leasing and leasing related services, or (3) in the case of industrial or commercial property leased for ten or more years on net (or similar) bases, 1% of the gross revenue from such leases, except for a one time initial leasing fee of 3% of the gross revenues on each lease payable over the first 5 years of the original term of the lease, and (v) an incentive fee (payable after Members have received a 100% return on their capital contributions plus an amount equal to 6% per annum cumulative) equal to 25% of cash to be distributed from the net proceeds remaining from the sale or refinancing of the income producing real properties owned by Company.

     In computing taxable income of the Company for each year, the Company intends: (i) to deduct, amortize or capitalize the amount of the foregoing fees paid to he the Manager and its affiliates each year in computing our taxable income for such year, and (ii) to allocate income and losses to the Manager consistent with its capital account.

     The ability of the Company to obtain the foregoing treatment relative to these fees and the credited capital account depends in large measure on the value of the services rendered in exchange therefor, which is a question of fact that may depend on events to occur in the future. Due to this uncertainty, we cannot give an opinion as to the proper tax treatment of such fees and promotional interests, and the IRS may attempt to recharacterize one or more aspects of the Company’s treatment of such items, by, for example, disallowing the deduction claimed and/or the reduction in gain claimed by the Company therefor. If successful, such characterization could cause the tax benefits generated by the payment of such fees to be deferred or lost.

     The Manager will also be entitled to certain fees payable by borrowers in connection with the Company’s investing in or purchasing a mortgage loan. These fees include loan brokerage fees for loan selection and origination (2% — 6% of each loan), loan evaluation and processing fees (up to 5% of each loan) and loan extension fees (2% — 5% of outstanding principal). The exact amount of the foregoing fees will be negotiated with prospective borrowers on a case-by-case basis.

     Since any of the commissions or fees described in the preceding paragraph will be payable by the borrowers, such payment should not have any effect on the calculation of the Company’s taxable income. However, the IRS could take the position that these commissions or fees, or any of them, are constructively paid by the Company, in which case interest income of the Company would be increased by the amount of the commissions, and the commissions would be deductible by the Company only to the extent the commissions or fees are reasonable compensation for the services rendered and otherwise considered deductible expenditures. Since this is ultimately an issue of fact which may depend on future events, we are not able to render an opinion regarding the issue.

     If the IRS were make and prevail on such an assertion as to the treatment of these fees or commissions, the tax effect would be that the Company’s income would be increased by the

Vestin Fund III, LLC June 1, 2005 Page 22	WENDEL, ROSEN, BLACK & DEAN LLP

amount of the fees and commissions, and the fees and commissions would be deductible by the Company only to the extent they constitute reasonable compensation for the services rendered. This would result in an increase in the Company’s taxable income to the extent the deductibility of the fees and commissions is disallowed, and the amount of income each Member would be required to include in his or her taxable income would be increased by his or her distributive share of such increase in the Company’s taxable income.

     The Manager or its Affiliates will be entitled to reimbursement from the Company for certain expenses advanced by the Manager or its Affiliates for the benefit of the Company and for salaries and related expenses for nonmanagement and nonsupervisory services performed for the benefit of the Company. The reimbursement of such expenses by the Company will generally be treated in the same manner as if the Company incurred such costs directly.

     POSSIBLE LEGISLATIVE TAX CHANGES

     In recent years there have been a number of proposals made in Congress by legislators, government agencies and by the executive branch of the federal government for changes in the federal income tax laws. In addition, the IRS has proposed changes in regulations and procedures, and numerous private interest groups have lobbied for regulatory and legislative changes in federal income taxation. It is impossible to predict the likelihood of adoption of any such proposal, the likely effect of any such proposals upon the income tax treatment presently associated with investment in mortgage loans or the Company, or the effective date, which could be retroactive, of any legislation which may derive from any such past or future proposal.

     STATE AND LOCAL TAXES

     The Company may invest in or purchase loans in states and localities which impose a tax on the Company’s assets or income, or on each Member based on his share of any income (generally in excess of specified amounts) derived from the Company’s activities in such jurisdiction. Members who are exempt from federal income taxation will generally also be exempt from state and local taxation. Members should consult with their own tax advisors concerning the applicability and impact of state and local laws.

     ERISA CONSIDERATIONS

     ERISA generally requires that the assets of employee benefit plans be held in trust and that the trustee, or a duly authorized investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and sole discretion to manage and control the assets of the plan. ERISA also imposes certain duties on persons who are fiduciaries of employee benefit plans subject to ERISA and prohibits certain transactions between an employee benefit plan and the parties in interest with respect to such plan (including fiduciaries). Under the Code, similar prohibitions apply to all Qualified Plans, including IRA’s, Roth IRA’s and Keogh Plans covering only self-employed individuals who are not subject to ERISA. Under ERISA and the Code, any person who exercises any authority or control respecting the management or disposition of the

Vestin Fund III, LLC June 1, 2005 Page 23	WENDEL, ROSEN, BLACK & DEAN LLP

assets of a Qualified Plan is considered to be a fiduciary of such Qualified Plan (subject to certain exceptions not here relevant).

     Furthermore, ERISA and the Code prohibit parties in interest (including fiduciaries) of a Qualified Plan from engaging in various acts of self-dealing. To prevent a possible violation of these self-dealing rules, the Manager and its affiliates may not permit the purchase of Units with assets of any Qualified Plan (including a Keogh Plan or IRA) if they (i) have investment discretion with respect to the assets of the Qualified Plan invested in the Company or (ii) regularly give individualized investment advice which serves as the primary basis for the investment decisions made with respect to such assets.

     ANNUAL VALUATION

     Fiduciaries of Qualified Plans subject to ERISA are required to determine annually the fair market value of the assets of such Qualified Plans as of the close of any such plan’s fiscal year. If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value. A trustee or custodian of an IRS must also provide an IRA participant and the IRS a statement of the value of the IRA each year. However, currently neither the IRS nor the Department of Labor has issued regulations specifying how to determine “fair market value.”

     Company will adjust the value of the Units (and the amount of the capital accounts of the Members) on a quarterly basis as to reflect unrealized appreciation or depreciation of our underlying assets. The determination of the unrealized appreciation or depreciation in our underlying assets will be made as of the end of each quarter and will be based upon an annual valuation performed by Manager. Independent appraisals will be obtained on an annual basis for Company’s commercial real properties. No independent appraisals will be obtained with respect to any of Company’s other properties. The foregoing valuation methodology may not satisfy the valuation requirements imposed on plan fiduciaries under ERISA. In addition, any Unit valuation provided by Manager may be subject to challenge by the IRS were a Member to assert that it establishes the fair market value of its Units for any tax purposes (e.g., for federal estate or gift tax valuation purposes).

     Company will provide annual reports of Company’s determination of the value of its Units (1) to trustees and custodians of IRA’s not later than January 15 of each year, and (2) to fiduciaries of Qualified Plans by March 15 of each year. Each determination will be based upon valuation information available as of October 31 of the preceding year.

     There can be no assurance, however, with respect to any estimate of value that Company prepares, that: (i) the estimated value per Unit would actually be realized by Members upon liquidation, because these estimates do not necessarily indicate the price at which commercial real properties and/or mortgages can be sold, (ii) Members would be able to realize estimated net assets values if they were to attempt to sell their Units, because no public market for Units exists or is likely to develop, or (iii) the value, or method used to establish value, would comply with ERISA or Code requirements described above.

Vestin Fund III, LLC June 1, 2005 Page 24	WENDEL, ROSEN, BLACK & DEAN LLP

     PLAN ASSETS GENERALLY

     If the assets of the Company are deemed to be “plan assets” under ERISA, (i) the prudence standards and other provisions of Part 4 of Title 1 of ERISA applicable to investments by Qualified Plans and their fiduciaries would extend (as to all plan fiduciaries) to investments made by the Company, (ii) certain transactions that the Company might seek to enter into might constitute “prohibited transactions” under ERISA and the Code because the Manager would be deemed to be a fiduciary of the Qualified Plan Members and (iii) audited financial information concerning the Company would have to be reported annually to the Department of Labor.

     In 1986, the Department of Labor promulgated final regulations defining the term “plan assets” (the “Final DOL Regulations”). Under the Final DOL Regulations, generally, when a plan makes an equity investment in another entity, the underlying assets of that entity will be considered plan assets unless (1) equity participation by benefit plan investors is not significant, (2) the entity is a real estate operating company or (3) the equity interest is a “publicly-offered security.”

          (i) Exemption for Insignificant Participation by Qualified Plans. The Final DOL Regulations provide that the assets of a corporation or Company in which an employee benefit plan invests would not be deemed to be assets of such plan if less than 25% of each class of equity interests in the corporation or Company is held in the aggregate by “benefit plan investors” (including, for this purpose, benefit plans such as Keogh Plans for owner-employees and IRA’s). For purposes of this “25%” rule, the interests of any person (other than an employee benefit plan investor) who has discretionary authority or control with respect to the assets of the entity, or who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate of such a person, shall be disregarded. Thus, while the Manager and its affiliates are not prohibited from purchasing Units, any such purchases will be disregarded in determining whether this exemption is satisfied. The Company cannot assure “benefit plan investors” that it will always qualify for this exemption.

          (ii) Exemption For a Real Estate Operating Company. The Final DOL Regulations also provide an exemption for securities issued by a “real estate operating company.” An entity is a “real estate operating company” if at least 50% of its assets valued at cost (other than short-term investments pending long-term commitment) are invested in real estate which is managed or developed and with respect to which the entity has the right substantially to participate directly in the management or development of real estate.

     The Company intends to invest substantially more than 50% of the funds it receive from investors in the acquisition of income producing real properties and anticipates that it will satisfy the requirement that at least 50% of its asset value at cost will be invested in real estate.

     As to the requirements related to the management or development of the property, the preamble to the 1985 proposed regulations set forth the Department of Labor’s view that a real estate operating company must actively and directly participate in, or influence, management decisions with respect to the properties in which it has an interest and must in fact devote

Vestin Fund III, LLC June 1, 2005 Page 25	WENDEL, ROSEN, BLACK & DEAN LLP

substantial resources to its management or development activities. The Company intends to structure all of its real estate acquisitions so as to have the exclusive right to manage such properties, and Company anticipates that it will devote substantial resources to those management activities, either directly through the efforts of the Manager or indirectly through the services of one or more management companies that may be engaged to provide management services with respect to our real properties. Assuming Company structures its real estate acquisitions in such manner, Company should satisfy these management or development requirements and should, therefore, qualify for the exemption from plan assets treatment as a real estate operating company. As a result, Company’s underlying assets should not be considered to be plan assets under these Regulations.

          (iii) Exemption for Publicly Offered Securities. Under the Final DOL Regulations, a “publicly offered security” is a security that is (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and (iii) either is (a) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or (b) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which the security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. For purposes of this definition, whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. If a security is part of an offering in which the minimum is $10,000 or less, however, certain customary restrictions on the transfer of partnership interests necessary to permit partnerships to comply with applicable federal and state laws, to prevent a termination or reclassification of the entity for federal or state tax purposes and to meet administrative needs (which are enumerated in the Final DOL Regulations) will not, alone or in combination, affect a finding that such securities are freely transferable.

     The Units will be sold as part of an offering of securities to the public pursuant to registration under the Securities Act of 1933, and the Manager has represented that it will cause the Company to register the Units under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the Company during which the offering of Units to the public occurred. In addition, the Units will not be subject to any restrictions on transfer other than those enumerated in the Company’s Operating Agreement, the Final DOL Regulations and referenced in the preceding paragraph.

     Based on the foregoing, the Units should be “publicly offered securities” within the meaning of the Final DOL Regulations. As a result, the underlying assets of the Company should not be considered to be plan assets under the Final DOL Regulations.

Vestin Fund III, LLC June 1, 2005 Page 26	WENDEL, ROSEN, BLACK & DEAN LLP

     MINIMUM DISTRIBUTION REQUIREMENTS

     Generally, the Code requires that certain minimum distributions from Qualified Plans and IRAs must be made commencing no later than April 1 of the year following the calendar year in which the recipient attains age 70-1/2. Accordingly, if Units are held by a Qualified Plan or an IRA and mandatory distributions to the beneficiary of such Plan or IRA are required to be made in excess of the amount, if any, of cash distributions made by us with respect to such Units, an in-kind distribution of the Units to such beneficiary may have to be made. A beneficiary of a Qualified Plan or IRA who receives a distribution of Units will have taxable income equal to the fair market value of the Units without any corresponding cash distribution from the Company with which to pay the income tax liability arising from any such distribution. No assurances can be given that Company’s mortgage investments will be sold or liquidated or its commercial real properties sold or otherwise disposed of in a fashion that would permit sufficient liquidity to enable any Qualified Plan or IRA holding such units to comply with the minimum distribution requirements without making an in-kind distribution of Units.

     This opinion is being rendered to the Company in connection with the disclosure requirements under the Act and will be filed as an exhibit to the Prospectus. We consent to the reference to our firm in the Prospectus under “Legal Counsel.” In rendering this opinion, we have not been asked to give nor do we express any opinion as to questions or issues arising out of the investment by Members in the Company other than those questions specifically discussed.

     In reviewing this opinion, prospective investors should be aware that this firm represents the Company and the Manager and its affiliates in connection with the preparation of certain portions of the Registration Statement and expects to continue to represent the Manager and its affiliates in other matters.

Very truly yours, WENDEL, ROSEN, BLACK & DEAN LLP /s/ Walter R. Turner Walter R. Turner

WRT/mjf